Exhibit 99.1

LianDi’s Anhui Jucheng Subsidiary Receives $22 million Investment From Two Leading Chinese Private Equity Funds

•	Pre-money valuation of $95 million gives investors a 23.3% stake
•	Investment was the result of months of due diligence
•	Capital will be used to build a new DAC production line in Jucheng

BEIJING –September 6, 2011 – LianDi Clean Technology Inc. (OTC Bulletin Board: LNDT), ("LianDi" or the "Company"), a leading provider of clean technology, downstream flow equipment, engineering services and software to China's leading petroleum and petrochemical companies, today announced that it had received a $22 million investment in its Anhui Jucheng subsidiary(“Jucheng”).

Shanghai Chengding Investment ("Chengding") and Shanghai Aoying Investment ("Aoying") with other four Mainland Chinese investment funds, acquired a 23.3% interest in Liandi's Anhui Jucheng subsidiary, giving Anhui Jucheng a pre-money valuation of $95 million.

The investment proceeds will be utilized to expand Jucheng's production capacity, specifically to produce 60,000 tons of anion and cation-based polyacrylamide chemicals, which are utilized for oil displacement agent for the tertiary oil recovery and water treatment. Additionally, Jucheng will become the first producer of a chemical, (Aacryloxyethyltrimethyl Ammonium Chloride) ("DAC"), which is a raw material utilized for producing cation-based chemicals. China has traditionally relied on foreign imports to provide supplies of DAC, specifically BASF SE, the largest chemical manufacturer in the world.

Total capital expenditures for this expansion are anticipated to be approximately $22 million. The new production lines are expected to commence production by April 2012.

"We are very pleased to complete this important milestone. This capital injection will enable us to rapidly expand into new markets where we see significant growth potential. We believe that having two discerning Chinese private equity firms invest in one of our operating companies at a higher valuation than LianDi's entire market capitalization confirms management's desire to unlock shareholder value," said Jianzhong Zuo, Chairman of LianDi.

"I am extremely pleased with our entire management as they worked tirelessly with Guigu and Dingcheng for the past 6 months while the two firms conducted rigorous due diligence on LianDi and Anhui Jucheng. This included detailed inspections of our production facilities, customer base, operating licenses, financial records and other related items. These investors clearly saw the value of Anhui Jucheng's strong position and ability to capitalize on a rapidly growing market," concluded Mr. Zuo.

About LianDi Clean Technology Inc.

LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through its four operating subsidiaries, Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd. and Beijing JianXin Petrochemical Engineering Ltd., the Company distributes a wide range of customized valves and equipment and provides associated value-added technical and integration service. The Company also develops and markets proprietary optimization software for the polymerization process. In addition, LianDi is focused on the large, rapidly growing, clean technology market for oil refineries, projected to reach over $1 billion in the next 10 years. This market is expected to benefit from favorable Chinese government policies, including tax benefits and other incentives.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of LianDi and its subsidiary companies. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov).

For more information, please contact:
Investor Relations:
MZ-HCI
Ted Haberfield
President
Tel: +1-760-755-2716
Email: Email Contact